Exhibit 23.1

                                           [Letterhead of Deloitte & Touche LLP]


CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-130089 on Form S-3 of our report dated February 24, 2005 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to Hartford Life Insurance Company's (the "Company") change in its method of accounting for certain nontraditional long-duration contracts and for separate accounts in 2004), relating to the consolidated financial statements and financial statement schedules of the Company appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2004 and to the reference to us under the heading "Experts" in the Prospectus, which is part of such Registration Statement.


/s/ Deloitte & Touche LLP
Hartford, Connecticut
January 9, 2006